Exhibit 10.2

GENERAL RELEASE OF CLAIMS

THIS GENERAL RELEASE OF CLAIMS is being entered into between and among TIMOTHY K. YOST, on behalf of and for the benefit of himself, and his heirs, assigns and representatives (“Employee”) and STONEMOR GP LLC, the General Partner of STONEMOR PARTNERS L.P., its parents, affiliates, subsidiaries (“StoneMor Entities”), together with StoneMor Entities’ security holders, successors and assigns and the employees, officers, directors, and agents (“StoneMor”) (collectively with Employee, “the Parties”) to resolve any and all differences or issues, whether known or presently unknown, relating in any way to Employee’s employment with StoneMor and the termination of that employment.

WHEREAS, Employee was named Chief Financial Officer, Treasurer, Secretary, and/or other offices for various StoneMor entities;

WHEREAS, Employee voluntarily resigned from employment and from all offices in StoneMor Entities effective May 13, 2015 for personal reasons (“Termination Date”);

WHEREAS, the Parties are entering into this General Release of Claims (“Agreement”) to resolve all outstanding issues arising out of and relating to Employee’s employment and service in any office within StoneMor Entities and all issues that could be asserted in any related proceedings or litigation, up through the date of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, agreements, and representations contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1. Transition and Conclusion of Employment. Employee submitted his voluntary resignation on May 12, 2015 and StoneMor has accepted such resignation, subject to the terms of this Agreement. Accordingly, Employee’s employment and service in any office within StoneMor Entities will be terminated by mutual consent effective May 13, 2015. Employee will continue employment as described herein to provide transition services.

2. Offerings and Benefits. In consideration for this Agreement and Employee’s general release hereunder, StoneMor agrees:

a.	Employee will continue with StoneMor Entities not to exceed the period from May 14, 2015 through June 12, 2015 (“Transition Period”), during which Employee will be paid at his current rate of compensation subject to normal payroll. During the Transition Period, Employee will provide services and perform duties as requested by the executive team and Board of Directors to effectuate a successful transition of his former duties as Chief Financial Officer.

b.	StoneMor Entities will not contest Employee’s application for unemployment benefits related to any period after the conclusion of the Transition Period.

c.	StoneMor Entities will continue to provide Employee his health and welfare benefits now provided through the conclusion of the Transition Period.

d.	StoneMor Entities will provide Employee with a positive letter of reference to be signed by Lawrence Miller, Chief Executive Officer, as mutually agreed by the Parties.

3. Adequate Consideration. Employee acknowledges that the consideration set forth above is satisfactory and adequate in exchange for his promises and release contained herein. Employee further acknowledges that the consideration described above is more than StoneMor is required to provide under its normal policies, practices, or employee benefit plans and represents benefits to which he is not otherwise entitled.

4. Benefit Continuation (COBRA). Employee may elect to continue medical and dental coverage, in accordance with StoneMor’s group medical and dental plans, under COBRA for up to a balance of eighteen (18) months. In order to receive this COBRA benefit, Employee must complete and return the COBRA election paperwork, which will be sent to his home following the end of the Transition Period. Continuation of COBRA coverage will require that Employee pay the full COBRA premium. All other benefits will end on the Termination Date.

5. General Release of Claims. Employee hereby generally releases and discharges StoneMor from any and all suits, causes of action, complaints, charges, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “claims”), which Employee ever had or now has against StoneMor arising out of or relating to any matter, thing or event occurring up to and including the date of this Agreement. Employee also releases StoneMor from any and all claims for wrongful discharge, defamation, unfair treatment, violation of public policy, breach of express or implied contract, intentional or negligent infliction of emotional distress, any and all tort claims or any other claim related to Employee’s employment or service in any office within StoneMor Entities or the termination of that employment and those offices for any and all reasons, up to and including the date of execution of this Agreement. Employee specifically releases StoneMor from any claim relating to or arising out of Employee’s employment or service in any office within or termination of employment from StoneMor; any claims for unpaid or withheld wages, severance, benefits, vacation pay, bonuses and/or any other compensation of any kind; any rights or claims Employee may have based upon Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, creed, national origin or sex; the Age Discrimination in Employment Act including the Older Workers Benefits Protection Act (“ADEA”), which prohibits discrimination on the basis of age; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Lilly Ledbetter Fair Pay Act, which prohibits discrimination in pay on the basis of protected characteristics; the Americans with Disabilities Act of 1990, as amended, which prohibits discrimination against disabled persons; the Family Medical Leave Act, as amended, which permits extended time away from work to handle certain family or medical needs; the Employee Retirement Income Security Act, which regulates employment benefits; the Pennsylvania Human Relations Act and any and all other federal, state or local laws or regulations prohibiting employment discrimination or which otherwise regulate employment terms and conditions, except as such release is limited by applicable law.

This is a general release and covers claims that Employee knows about presently and those that Employee may not know about up through the date of this Agreement. This Agreement specifically includes any and all claims for attorney’s fees and costs which are incurred by Employee for any reason. StoneMor is not waiving its right to any restitution, recoupment or setoff against Employee which is permitted by law based on claims released herein. The parties also agree that nothing in this release shall affect Employee’s right to enforce the terms of this Agreement.

6. Excluded Claims. Notwithstanding the broad scope of the General Release, the General Release is not intended to bar any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, and any challenge to the validity of Employee’s release of claims under the ADEA or the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) as set forth in this Agreement. Nothing in this Agreement is intended to interfere with administrative proceedings, provided however, that Employee expressly releases and waives any and all rights to recovery of any type, including back pay, front pay, compensatory damages, liquidated or punitive damages, attorney’s fees, reinstatement, or any other benefit, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein. This Agreement does not waive or release any rights or claims that Employee may have under the ADEA or Dodd-Frank that arise after the execution of this Agreement.

7. Promise Not to Sue. Employee promises never to file any claim, complaint, administrative action, demand for arbitration, or lawsuit against StoneMor or allow any other party acting on his behalf to do so based on or asserting any claims relating to his employment or service in any office within StoneMor Entities, his separation from employment with StoneMor Entities, or any of the claims released herein, except as otherwise provided in this Agreement.

8. Acknowledgement of No Past Action Taken; Further Actions. Employee certifies that he has never (indirectly, directly, anonymously or otherwise) asserted any claim, charge, notice, action, complaint, demand for arbitration, or lawsuit against StoneMor in or with any governmental body, court of law, or other entity or person, nor allowed any other party acting on his behalf to do so, with the exception of any claims or complaints made to the SEC. Employee also certifies that he will not voluntarily participate in any actions against StoneMor or unless pursuant to a validly issued subpoena, court order, or otherwise required by law or regulation, and that upon receipt of such instrument, he will notify StoneMor within 48 hours by providing notice to Lawrence Miller, Chief Executive Officer, 311 Veterans Highway, Suite B, Levittown, PA 19056, (215) 826-2801. Further, Employee certifies that he has not made any statement to any press or media related entity; municipal, state or federal regulatory or licensing commission; or state or federal enforcement agency based on or asserting any claims relating to his employment or service in any office within StoneMor Entities, his separation from employment with StoneMor Entities, or any of the claims released herein. To the extent that Employee cannot make such a certification, Employee agrees to notify StoneMor immediately of the pending matters and to take any further action that may be required to ensure the binding dismissal of any charge, complaint, or case that Employee, or anyone on Employee’s behalf, may have filed with any administrative agency, court of law, or other entity, with prejudice and without costs to either party, or to withdraw any statement made to any press entity, regulatory or licensing commission, governing industry body, or state or federal enforcement agency. Employee will disclose to StoneMor, by providing notice to Lawrence Miller, any such charge, complaint, or case filed or statement made, the date of such filing or statement, and to whom or what entity the filing or statement was made prior to executing this Agreement with the understanding that the Agreement’s validity is based upon proper proof of dismissal of such actions. Nothing in this Agreement is intended to deter the Employee from voluntarily communicating with or disclosing information to any governmental entity or agency regarding a possible securities law violation, nor does this provision require the Employee to notify any StoneMor representative about such a communication.

9. Confidentiality and Non-Disclosure: Employee hereby agrees and promises that during his employment and thereafter, he has not and will not (except with StoneMor’s prior written consent, except in the proper course of representation of various StoneMor entities or except as provided by law (including but not limited to SEC rules)) directly or indirectly, disclose, communicate, or divulge to any Person, or use for his/her own benefit or the benefit of any other Person, any confidential or proprietary knowledge or information concerning the conduct or details of StoneMor’s business (whether learned before or during the Transition Period), including without limitation names of members, associates, related customers and prospects, details of contracts, technical know-how, operational data and methods of operation, marketing methods, other trade secrets, pricing, or other policies, prospects, and financial information. Upon termination of Employee’s engagement with StoneMor Entities, Employee shall immediately return to the StoneMor all correspondence, files, customer and prospect lists, notes, technical data, and other materials which contain any such confidential or proprietary knowledge or information, and Employee shall not retain any copies of such materials. For purposes of this Agreement, “Person” means a natural person, corporation, partnership, limited liability company, trust, estate, joint venture, sole proprietorship, government (and any branch or subdivision thereof), governmental agency, association, cooperative, or other entity.

Employee acknowledges that because of the nature of the business of StoneMor and the subject matter of this Agreement, a breach of this provision will cause substantial injury to StoneMor for which money damages will not provide an adequate remedy, and Employee agrees that StoneMor shall have the right to obtain injunctive relief, including the right to have the provisions of this Agreement specifically enforced by any court having appropriate jurisdiction, in addition to, and not in limitation of, any remedies at law that the Organization may have.

10. Non-Solicitation. Employee hereby agrees that through the conclusion of his Transition Period with StoneMor Entities and for a period of two (2) years thereafter, he will not, directly or indirectly, (i) solicit, entice, persuade or induce any employee, director, officer, associate, consultant, agent or independent contractor of StoneMor to terminate his or her employment or engagement by StoneMor to become employed or engaged in competition with StoneMor by any person, firm, corporation or other business enterprise, except in furtherance of his responsibilities during his engagement with StoneMor Entities; or (ii) authorize or assist in the taking of such action by any third party. For purposes of this Paragraph, the terms “employee,” “director,” “officer,” “associate,” “consultant,” “agent,” and “independent contractor” shall include any person with such status at any time during Employee’s engagement with StoneMor Entities and for one year following the conclusion of the Transition Period.

11. Indemnification. Employee agrees that he shall indemnify and hold StoneMor, its officers, employees and agents, harmless from and against any and all losses, costs, claims, suits, actions, damages, liability and expenses which may result from Employee’s act or omission which does not satisfy the standard of conduct contained in Article IX of the Second Amended and Restated Limited Liability Company Agreement of StoneMor GP LLC, A Delaware Limited Liability Company Dated as of May 21, 2014.

12. Remedies; Severability. All remedies at law or in equity shall be available for the enforcement of this Agreement. This Agreement may be pleaded as a full bar to the enforcement of any claim which Employee may have against StoneMor or any member thereof, or to the enforcement of any claim which StoneMor or any member thereof may have against Employee. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, the validity or enforceability of the remaining terms or provisions shall not be affected, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

13. Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof, supersedes any prior written agreement or understanding between StoneMor and Employee, contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns.

14. No Admission. This Agreement represents a full, complete and binding compromise of claims and shall not be construed as an admission by any party of any liability or of any contention or allegation made by any other party.

15. Cooperation with StoneMor and StoneMor’s Counsel. Employee will, upon reasonable notice, cooperate fully with StoneMor and with any legal counsel, expert or consultant it may retain to assist it in connection with any judicial proceeding, arbitration, administrative proceeding, governmental investigation or inquiry or internal audit in which StoneMor may be or become involved.

16. Governing Law; Submission to Jurisdiction; Waivers. This Agreement shall be governed by, and construed in accordance with, the laws of Commonwealth of Pennsylvania, without regard to conflict or choice of law principles thereof. Without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally (a) submits to the jurisdiction of the Pennsylvania courts with respect to any action brought related to enforcement of the Agreement; (b) consents that any such action may and shall be brought in such Pennsylvania courts and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such action in any such court or that such action was brought in an inconvenient court and agrees not to plead or claim the same; and (c) irrevocably waives a trial by jury as to any action to enforce the Agreement or any transactions contemplated hereby or associated herewith (whether based in contract, tort or otherwise).

17. Interpretation of Agreement. Any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intent of the parties as set forth herein.

18. Parties Bound; Assignment. This Agreement shall apply to, be binding upon, and inure to the benefit of the parties’ successors, assigns, heirs and other representatives. This Agreement may be assigned by StoneMor without Employee’s consent. This Agreement is not assignable by Employee.

19. Advice of Counsel; Consideration Period. Employee is hereby advised by StoneMor, and acknowledges that Employee has been so advised in writing, to consult independent legal counsel of Employee’s choice before signing this Agreement. Employee further acknowledges that Employee has had the opportunity to consult independent legal counsel of their choosing and to consider the terms of this Agreement for a period of twenty-one (21) days. Employee further acknowledges that Employee has carefully read this Agreement in its entirety, that Employee has had an adequate opportunity to consider it, and Employee has had answered, to his satisfaction, all questions regarding this Agreement. Employee further acknowledges that Employee understands all of the terms of this Agreement and their significance, that Employee knowingly and voluntarily assents to all the terms and conditions contained herein, and that Employee is signing this Agreement voluntarily and of Employee’s own free will.

20. Revocation. This Agreement shall not become effective until the eighth (8th) day following Employee’s signing of this Agreement (the “Effective Date”), and Employee may at any time prior to the Effective Date revoke this Agreement by delivering to Lawrence Miller, 311 Veterans Highway, Suite B, Levittown, PA 19056, written notice of revocation before 5:00 p.m. on the seventh (7th) day following Employee’s signing of this Agreement. In the event that Employee revokes this Agreement prior to the eighth (8th) day after its execution, this Agreement, and the promises contained in it, shall automatically be null and void. If the last day of the revocation period falls on a Saturday, Sunday, or holiday, the last day of the revocation period will be deemed to be the next business day.

21. Signatures. The parties to this Agreement acknowledge that the terms of this Agreement are contractual, that they are acting of their own free will, that they have had sufficient opportunity to read and review the terms of this Agreement, that they are voluntarily entering into this Agreement with full knowledge of its respective provisions and effects, and that they have voluntarily caused the execution of this Agreement as of the day and year set forth below:

[Signatures on following page]

EMPLOYEE:		EMPLOYER:

/s/ Timothy K. Yost	By:	/s/ Lawrence Miller
Timothy K. Yost		Lawrence Miller, CEO

StoneMor GP LLC, the General Partner of StoneMor Partners L.P.

5/18/15		5/18/15
Date		Date

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